EXHIBIT 99


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                                  [Agway LOGO]


To:        All Employees (via Email)
From:      Mike Hopsicker
Date:      August 7, 2003
Re:        Update


              SUPERVISORS - PLEASE PROVIDE A COPY OF THIS EMAIL TO
                     ALL EMPLOYEES WHO DO NOT RECEIVE EMAIL

Today, I met with Syracuse based employees to provide a progress report on the potential sale of our businesses and our Chapter 11 Plan, and to discuss the status of other issues including the Pension Plan and retiree benefits. The following are highlights from these meetings:

     1.   Energy - We have received proposals on the Energy business from
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          several potential buyers.  These proposals were presented last week to the Agway Board of Directors and yesterday to the Official Committee of Unsecured Creditors. Our next step is to negotiate a definitive
          agreement  with  the  best  potential  buyer.  Concurrently,   we  are
          continuing to explore other strategic alternatives for Energy that could maximize value for our creditors. Once we understand with certainty the realizable values under a purchase and sale agreement as
          compared  with  the  other   alternatives,   we  will  decide,   after
          consultation with the Creditors' Committee, which option to pursue (reorganizing Agway around the Energy business is still an option, but will only be considered if the alternatives do not provide adequate value for creditors). We expect that this part of the process will take the balance of the summer to complete. We also anticipate that the Bankruptcy Court may conduct an auction for the Energy business to ensure that creditors are receiving the highest and best offer. That auction would likely take place in early fall. Our target is to complete the Energy transaction before the Thanksgiving holiday.

     2.   Feed - We are currently  receiving  proposals on the Feed  businesses.
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          Our next  steps are to have  further  discussions  with the  potential buyers, negotiate the purchase and sale agreement, and, similar to the
          Energy  process   described  above,   present  the  agreement  to  the
          Bankruptcy Court for auction. We expect the timeline for completing this process to be similar to Energy's timeline and the sale transaction to take place in mid-fall.

     3.   CPG - The sale  process for the CPG  businesses  is also on target for
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          potential  transactions to take place by the holiday season. We expect to receive proposals on the three CPG business segments at various times later this summer.

     4.   Chapter 11 Plan - The Chapter 11 Plan is the document  that  describes
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          the  path we will  take  for  each of our  businesses  (i.e.,  sell or reorganize) and estimates the potential distribution and timing of such distributions to creditors. We are currently working on that Plan
          and  having   discussions   about  its  content  with  the  Creditors'
          Committee. We expect to submit our Plan to the Court and creditors later this summer, after the results of the sale processes clarifies our available options. We remain on target for completing the Chapter 11 process by the end of this calendar year.

     5.   401(k)  Thrift Plan - Many  employees  are  invested in the  Company's
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          401(k) Thrift  Investment  Plan,  including the Company  Security Fund
          ("Fund") option. The face amount in the Fund consists of approximately $30.3 million of Agway money market certificates, $17.4 million of Agway preferred stock, and $3.1 million in cash and accrued interest. The money market certificates are unsecured debt of the Agway and will be treated in the same manner as all general unsecured creditors under Agway's Chapter 11 Plan. The preferred stock is an equity instrument that will be treated in the same manner as other equity interests


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          under Agway's  Chapter 11 Plan and would be entitled to a distribution under that Plan only if all general  unsecured  creditors  are paid in full.  State  Street  Bank &  Trust  Co.,  the  independent  fiduciary
          representing  the  interests  of  Fund   participants,   has  filed  a
          bankruptcy claim on behalf of all Fund participants.

     6.   Pension Plan - In late June,  we informed you that the Pension  Plan's
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          actuaries  estimated that as of May 31, 2003 the Plan was  overfunded, as it has been for many years, and as of that date had sufficient assets to meet the vested benefit obligations to Plan participants. Given the potential disposition of the businesses as described above, alternatives for the Pension Plan are also being considered. The alternatives we are exploring basically fall into two categories: 1) continuing the Plan, most likely with Agway Energy Products or its new owner as the Plan sponsor, or 2) terminating the Plan. As part of the Energy business offering, potential buyers have been asked to consider sponsorship of the Pension Plan in their bids. That evaluation is continuing and will be part of the negotiations on the potential sale of Energy. While no decisions have been made about the Pension Plan, if a decision is made to terminate the Plan, active employees will still be entitled to the vested Plan benefits they have earned as will retirees and eligible former employees.

     7.   Retiree  Benefits - On Tuesday,  the Bankruptcy Court approved Agway's
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          motion  requesting  the  appointment  of a committee of retirees  (the
          "Retiree Committee") who are entitled to benefits of the kind protected by section 1114 of the Bankruptcy Code, (i.e., for medical, surgical or hospital care benefits, or benefits in the event of sickness, accident, disability or death) to act as the authorized representative of all such Agway retirees. We made this request at this time because, as part of our Chapter 11 Plan, decisions need to be made with respect to retiree benefits. There are four benefits that the Retiree Committee will be asked to address: 1) the prescription drug program available to retirees age 65 and over, 2) the retiree "step down" life insurance program, 3) the retiree death benefit, and
          4) the social security supplement provided to qualifying retirees between the ages of 55 and 65, designed to assist in defraying medical insurance premium expenses. The first two benefits are paid by Agway Inc. The last two benefits are paid by the Pension Plan. Agway has reserved the right to modify or terminate these benefits. Among the options to be explored are: 1) terminating the Agway-paid benefits and
          establishing   replacement   benefits   under  the  Pension  Plan,  2)
          terminating or continuing the death benefit and/or the social security supplement; and 3) terminating all of these benefits. If terminated, some of these retiree benefits may trigger a bankruptcy claim on behalf of the participants. While no decisions have been made about any of these retiree benefits, the Company, the Official Committee of Unsecured Creditors and the new Retiree Committee will need to evaluate and discuss all of the options.

In summary, as we prepare our Chapter 11 Plan, we will be making critical decisions with respect to the potential sale of our businesses, the Pension Plan and retiree benefits. I appreciate all that you are and have been doing to serve our customers and support each other during Agway's Chapter 11 process. I ask that you continue your efforts as we move forward. Thank you.

Mike Hopsicker


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